Exhibit 11


                LOSS PER COMMON SHARE COMPUTATION
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                     VANGUARD AIRLINES, INC.
  Computation of Earnings per Share for the Three-Month Periods
                  Ended March 31, 1995 and 1996
                                                    1996         1995

Net loss                                        $(4,710,067) $(3,921,245)

Weighted average number of common
  shares outstanding during the
  period                                           8,583,998      433,333

Add - common equivalent shares
  representing shares issuable
  upon the conversion of Series
  A Preferred Stock /(2)/                                ---    2,000,000

Add - common equivalent shares
  representing shares issuable
  upon the conversation of Series
  B Preferred Stock /(2)/                                ---    3,641,043

Add - common equivalent shares
  (determined using the "treasury
  stock method") representing the
  shares issuable upon the exercise
  of stock options and warrants
  outstanding /(1)/                                      ---      738,624

Weighted average number of common
  and common equivalent shares
  outstanding                                      8,583,998    6,813,000

Net loss per share                                    $(.55)       $(.58)


/(1)/ Determined under the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 83.

/(2)/     Series A and Series B Preferred Stock converted on
          November 3, 1995 in connection with the closing of the Company's initial public offering of Common Stock.


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